Exhibit 12

                    U S WEST COMMUNICATIONS, Inc.
                  RATIO OF EARNINGS TO FIXED CHARGES
                        (Dollars in Millions)

                                                   Quarter Ended
                                                 3/31/98   3/31/97
------------------------------------------      --------  --------

Income before income taxes                     $    607  $    564
Interest expense (net of amounts
  capitalized)                                       91        96
Interest factor on rentals (1/3)                     16        15
                                                --------  --------
Earnings                                       $    714  $    675

Interest expense                               $     97  $    103
Interest factor on rentals (1/3)                     16        15
                                                --------  --------
Fixed charges                                  $    113  $    118

Ratio of earnings to fixed charges                 6.32      5.72
------------------------------------------      --------  --------
